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                               EXHIBIT (10(v)(b)

                             Material Contracts --
                              Richman Gordman 1/2
                            Price Stores, Inc. 1997
                           Officer Incentive Program







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                                1/2 PRICE STORES



                                    Officer

                                   Incentive

                                    Program





                                Fiscal Year 1997







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                           OFFICER INCENTIVE PROGRAM


OBJECTIVE
---------

     Richman Gordman 1/2 Price Stores, Inc. is committed to your continuing success as a member of the senior management team. Your leadership and the performance of the staff you supervise has a major effect on the profitability of our company. The Officer Incentive Program is designed to reward the senior management team when their collective contributions lead to the attainment of Company fiscal objectives.


ELIGIBILITY
-----------

     Participation in the Officer Incentive Program is limited to those officer-level associates designated by the Chief Executive Officer of Richman Gordman 1/2 Price Stores, Inc. as eligible to participate. Officers who are designated as participants after the beginning of the fiscal year will be entitled to share in the bonus pool on a pro rated basis determined by the number of full accounting periods during which they were participants. Continuing participation is contingent upon satisfactory performance of duties, and the Chief Executive Officer, in his sole discretion, shall have the authority to grant or revoke eligibility for participation in this Program.


BONUS PERIOD
------------

     The Program applies to cumulative results obtained during Fiscal Year 1997, which runs from a February through January accounting period basis.

BONUS CALCULATION
-----------------

     The Program is designed to generate a bonus pool. from which a cash incentive will be distributed to each Program participant. The bonus calculation is detailed below:

     -           ATTAINMENT OF ANNUAL OPERATING PROFIT

            Annual operating profit, for the purposes of bonus calculation, is defined as earnings after depreciation and interest on leases, but before other interest expense, LIFO provision, income taxes, gains and losses from the sale of capital assets, and other extraordinary gains and losses. If the Company achieves its planned operating profit for Fiscal Year 1997 of $2,573,000, a bonus pool of $100,000 will be established.





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     -      EXTRA EFFORT

            Five percent (5%) of any additional annual operating profit in excess of $2,573,000 will be added to the bonus pool.

     -      DETERMINATION OF INDIVIDUAL INCENTIVE AMOUNTS

            Seventy-five percent (75%) of the bonus pool will be distributed in equal shares to the Program participants. The remaining twenty--five percent (25%) of the bonus pool will be distributed to all or some of the participants, in the amounts determined by the Chief Executive Officer, in each case the participants and the amounts to be determined in his sole discretion. There is no ceiling imposed on the dollar amount of incentive that a participant may earn under this Program.

     -      EXAMPLE:

            This example assumes that there are 7.5 participants in the Program, seven at the beginning of Fiscal Year 1997 and an eighth participant added in mid-June. Assuming that the Company exceeds its annual sales plan by $5,000,000, and that 31.5% of the incremental sales flow through to operating profit, the annual operating profit for Fiscal Year 1997 would be $4,148,000 ($2,573,000 plus 31.5% of $5,000,000). The bonus pool is calculated as follows:


     $100,000     Attainment of annual operating profit of $2,573,000

     $ 78,750 Extra effort addition of 5% of excess operating profit of $1,575,000 ($2,573,000 + $1,575,000 -- $4,148,000)


     --------
     $178,750     Total bonus pool $17,875   Individual cash incentive
                  ($178,750 divided by 7.5 participants times 75%)



The remaining twenty-five percent of the bonus pool, $44,687, would be allocated among all or some of the Program participants in the amounts determined by the Chief Executive Officer.


BONUS PAYMENTS
--------------

Earned incentives will be paid in cash within 75 days of the end of the fiscal year.



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SOURCE OF INCENTIVE DATA
------------------------

     The internal year-end financial statements of Richman Gordman 1/2 Price Stores, Inc., as presented to the Company's Board of Directors at the next board meeting following the end of Fiscal Year 1997, will be the official source for determining the annual operating profit achieved by the Company. Any awarded incentive may be revoked at any time if subsequent audits detect any discrepancies in accounting or inventory practices. Associates involved in these types of practices may also face disciplinary actions up to, and including termination of employment.


EMPLOYMENT SEPARATION
---------------------

     A participant must be actively employed by the Company on the date of bonus payment distribution to be eligible for incentive payment.


TERMINATION OF THE PLAN
-----------------------

     Richman Gordman 1/2 Price Stores, Inc. reserves the right to amend or cancel the incentive program at any time. The Chief Executive Officer will serve as the final arbiter in any questions arising from the Program.


ISSUED BY:


/s/Edward Williamson                         March 24, 1997
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Vice President of Human Resources            Date


APPROVED BY:
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/s/ Jeffrey Gordman                          March 24, 1997
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President and Chief Executive Officer         Date




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